Rule 424 (b) (3)
Registration No. 333-84192
CUSIP # 637432CV5

PRICING SUPPLEMENT NO. 3131 DATED August 23, 2002
TO PROSPECTUS SUPPLEMENTAL DATED March 25, 2002
AND BASE PROSPECTUS DATED March 22, 2002

Issuer:	National Rural Utilities CFC
Principal Amount:	$1,250,000,000.00
Issue Price:	99.359% of Principal Amount
Original Issue Date:	08/29/2002
Maturity Date:	08/28/2009
Interest Rate:	5.75% per annum
Record Dates:	Each August 13 and February 13
Interest Payment Dates:	Each August 28 and February 28
Redeemable Date:	None
Day Count Basis:	30/360
Agents Commission:	0.400%
Agents:	Bank of America Securities
Lehman Brothers
Capacity:	Underwritten
Form of Note:
(Book-Entry or Certificated)	Book-Entry
Other Terms:	None

Medium-Term Notes, Series C may be issued by CFC in an aggregate principal amount of up to $20,435,508,000 and, to date, including this offering, an aggregate $16,508,630,000 Series C have been issued.